Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECOND AMENDMENT OF MANUFACTURING AND SERVICES AGREEMENT

THIS SECOND AMENDMENT (the “Second Amendment”) is made as of December 18, 2020 (the “Effective Date”) by and between Paratek Pharmaceuticals, Inc., a corporation existing under the laws of Delaware, with an address at 75 Park Plaza, 4th Floor, Boston, MA 02116 (“Client”) and Patheon UK Limited, a corporation existing under the laws of England, with an address at Kingfisher Drive, Covingham, Swindon, SN3 5BZ, United Kingdom (“Patheon”), (collectively referred to herein with the Client as the “Parties” and each, a “Party”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Agreement.

WHEREAS, Client and Patheon are parties to that certain Master Manufacturing Services Agreement, dated July 28, 2017 and as amended on June 1, 2019 (the “Agreement”);

WHEREAS, Patheon manufactures the Product for commercial use in Manufacturing Site in accordance with the terms of the Agreement;

WHEREAS, the Parties now desire to amend the Agreement as set forth in this Second Amendment;

NOW THEREFORE, the Parties agree as follows:

1.	Second Amendment to the Agreement. The Agreement is amended and modified as follows:
a.	The third sentence of Section 1.1 is hereby amended and restated to read in its entirety as follows:

[***]

b.	Section 3.2(b) is hereby amended and restated to read in its entirety as follows:

“If Client requests that Patheon qualify an additional source for the Active Material or any Component, Patheon shall agree, pending a risk assessment to develop an agreed‑upon scope of work, to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the manufacturing process.  The Parties will agree in writing on the scope of work to be performed by Patheon and the allocation of costs.

c.	The following sentence is added to the end of Section 4.3:

Notwithstanding anything to the contrary in this Agreement, the [***] in this Section 4.3 will not apply to a Product if the Parties agree otherwise in the applicable Product Agreement for such Product.

d.	Section 9.3(e)is hereby amended and restated to read in its entirety as follows:

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[***]

e.	The terms set forth on Exhibit A of this Second Amendment are hereby added as a new Appendix 2 of the Agreement.
f.	The following provision is hereby added as a new Section 1.8:

“1.8. Publicly Funded Services.  From time to time Patheon may act as a subcontractor of Client under a U.S. Government Other Transaction Agreement (“OTA”) or procurement contract, or, alternatively, the Services Patheon will provide may be indirectly funded by or on behalf of the U.S. Government.  Unless otherwise agreed in advance by the Parties in writing, the provisions of Exhibit A will apply to all projects and Services that Patheon performs for Client, except to the extent that they are not applicable either in nature or as described in the provisions themselves, on the following terms:

(a)

Patheon will work together with Client in good faith and use reasonable efforts to assist Client to comply with its equivalent obligations owed to the US Government relating to the applicable terms of Exhibit A.  Client accepts that such compliance may be subject to a reasonable period of consultation and implementation.

(b)

Client will provide all information, clarification, instructions and assistance that Patheon reasonably requests to allow Patheon to meet its obligations to Client under the Agreement relating to Exhibit A.

(c)

Client will inform Patheon as soon as possible of any audit or inspection that any representative of the US Government intends to carry out in relation to the Services, and will agree with Patheon (reasonably in advance) a procedure for managing that audit or inspection.

(d)	The provision in Exhibit A will control over other provisions in the Agreement to the extent of any conflict.
2.

General Provisions.  Unless specifically modified or changed by the terms of this Second Amendment, all terms and conditions of the Agreement, the Product Agreement between the Parties, dated as of July 28, 2017 and as amended on January 1, 2019 and on July 1, 2020 (the “Product Agreement”) and that certain Quality Technical Agreement between Client and Patheon Italia S.p.A., dated as of January 15, 2019 (as may be amended from time to time, the “Quality Agreement”) shall remain in full force and effect and shall apply fully as described and set forth in the Agreement, the Product Agreement, and the Quality Agreement respectively.  In the event of any express conflict or inconsistency between this Second Amendment, on one hand, and the Agreement, the Product Agreement or the Quality Agreement on the other hand, the terms and conditions of this Second Amendment shall control.  This Second Amendment, the Product Agreement(s) and any Amendments related to the Product Agreement(s), the Quality Agreement, and the Agreement constitute the entire understanding among the parties regarding subject matters contained therein and herein and supersede all prior negotiations, commitments, agreements and understandings among them on such subject matters.  This Second Amendment may be executed in any number of counterparts, either by original or facsimile counterpart, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.  This Second Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the [***], without regard to the conflict of laws principles thereof.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Second Amendment as of the Effective Date.

PATHEON UK LIMITED
By:	/s/ Mark Newton
Name:	Mark Newton
Title:	Director Global Contract Services
Date:	12/28/2020
PARATEK PHARMACEUTICALS, INC.
By:	/s/ Jason Burdette
Name:	Jason Burdette
Title:	SVP, Technical Operations
Date:	12/18/2020

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EXHIBIT A

APPENDIX 2

U.S. GOVERNMENT REQUIREMENTS FOR COMMERCIAL SUBCONTRACTS UNDER PARATEK U.S. GOVERNMENT CONTRACTS

Exhibit A, “U.S. GOVERNMENT REQUIREMENTS FOR COMMERCIAL SUBCONTRACTS UNDER PARATEK U.S. GOVERNMENT CONTRACTS” as attached hereto is added to the Agreement and, when applicable, will supplement the legal terms and conditions set forth in the Agreement when Patheon performs the Services under the Agreement as a subcontractor of Client under Biomedical Advanced Research and Development Authority (“BARDA”) contracts for the development of new antibacterials to treat antibiotic resistant and biothreat infections.

The full text of Federal Acquisition Regulation (“FAR”) clauses may be accessed electronically at http://www.aquisition.gov; FAR and Health and Human Services Acquisition Regulation (“HHSAR”) clauses may be accessed at http://www.ecfr.gov.  The additional clauses included in full text below are also incorporated by reference into this Agreement.  If a clause is not applicable for work under this Agreement, then the clause will be considered self‑deleting.

Unless otherwise noted with respect to a particular clause, the following changes in terminology will apply to each clause, regardless of capitalization, when consistent with a reasonable interpretation of the clause, which properly expresses the relationship between PARATEK and Service Provider.

The term “government” or “USG” means “PARATEK.”

The term “contractor” or “offeror” means “Service Provider.”

The term “contract” or “grant” means “this Agreement.”

The term “contracting officer” or “contracting officer’s representative” means “authorized PARATEK representative.”

The term “subcontract” means “lower‑tier agreement under this Agreement.”

FAR CLAUSE	TITLE
52.203‑12	Limitation on Payments to Influence Certain Federal Transactions (Oct 2010)
52.203‑13	Contractor Code of Business Ethics and Conduct (Oct 2015) [references to “Government” and “Contracting Officer” remain unchanged]
52.203‑19	Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements (Jan 2017) [references to “Government” remain unchanged]
52.204‑21	Basic Safeguarding of Covered Contractor Information Systems (Jun 2016) [references to the “Government” remain unchanged]
52.204‑23

Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities (Jul 2018) [references to “Government” and “Contracting Officer” remain unchanged; Service Provider will timely provide PARATEK with a copy of any notice that Service Provider provides to the Government under this clause]

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FAR CLAUSE	TITLE
52.204‑25

Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment (Aug 2019) [references to “Government” and “Contracting Officer” remain unchanged; Service Provider will timely provide PARATEK with a copy of any notice that Service Provider provides to the Government under this clause]

52.209‑6	Protecting the Government Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment (Oct 2015)
52.219‑8	Utilization of Small Business Concerns (Nov 2016 & Oct 2018) [Service Provider is required to flow down this clause to lower‑tier subcontractors if the value of this Agreement exceeds $700,000]
52.222‑21	Prohibition on Segregated Facilities (Apr 2015)
52.222‑26	Equal Opportunity (Sept 2016)
52.222‑35	Equal Opportunity for Veterans (Oct 2015)
52.222‑36	Equal Opportunity for Workers with Disabilities (Jul 2014)
52.222‑37	Employment Reports on Veterans (Feb 2016) [Service Provider and PARATEK will abide by the requirements of 41 C.F.R. § 61‑300.10 as amended from time to time]
52.222‑40	Notification of Employee Rights Under the National Labor Relations Act (Dec 2010)
52.222‑50

Combating Trafficking in Persons (Jan 2019) [PARATEK may take appropriate action against Service Provider, including termination of this Agreement, for violation of paragraph (b); if a certification is required under paragraph (h)(5), the Contractor will submit the certification at FAR 52.222‑56 before award and during performance of the Agreement]

52.222‑54	Employment Eligibility Verification (Oct 2015)
52.224‑3	Privacy Training (Jan 2017)
52.227‑14

Rights in Data—General (May 2014), Alt II (Dec 2007) [Limited Rights Notice; paragraph (a) 75A50120C00001 (unless another number is identified by PARATEK); Service Provider will provide data or analyses generated with Agreement funding upon PARATEK’s request at no additional cost; to the extent that this Agreement specifies different intellectual property rights as between Service Provider and PARATEK, the Agreement will control subject to any rights provided to the U.S. Government under the applicable PARATEK contract(s) with the U.S. Government]

52.227‑16	Additional Data Requirements (Jun 1987)

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FAR CLAUSE	TITLE
52.232‑40	Providing Accelerated Payments to Small Business Subcontractors (Dec 2013)
52.244‑6	Subcontracts for Commercial Items (Jan & Aug 2019)
52.245‑1

Government Property (Jan 2017) [references to “Government” remain unchanged; Service Provider will, with respect to Government property, comply with the U.S. Department of Health and Human Services publication titled “Contractor’s Guide for Control of Government Property”]

52.246‑8

Inspection of Research and Development—Cost‑Reimbursement (May 2001) [references to the “Government” and the “Contracting Officer” refer to both PARATEK and the U.S. Government, as well as their respective representatives]

52.246‑9

Inspection of Research and Development (Short Form) (Apr 1984) [references to the “Government” and the “Contracting Officer” refer to both PARATEK and the U.S. Government, as well as their respective representatives]

52.247‑64	Preference for Privately Owned U.S.‑Flag Commercial Vessels (Feb 2006)
52.249‑2

Termination for Convenience of the Government (Fixed‑Price) (Apr 2012) [paragraph (d) does not apply; the time period for submitting a termination settlement proposal under paragraph (e) will be 6 months; the time period for submitting a request for equitable adjustment under paragraph (j) will be 45 days; any appeal through paragraph (j) will be made through a good faith subcontractor claim submitted by PARATEK under the Disputes clause of the applicable PARATEK contract(s) with the U.S. Government]

52.249‑8	Default (Fixed‑Price Supply and Service) (Apr 1984)
52.249‑9	Default (Fixed‑Price Research and Development (Apr 1984)

HHSAR CLAUSE	TITLE
352.203‑70	Anti‑Lobbying (Dec 2015)
352.222‑70	Contractor Cooperation in Equal Employment Opportunity Investigations (Dec 2015)
352.223‑70	Safety and Health (Dec 2015)
352.227‑70	Publications and Publicity (Dec 2015)
352.231‑70	Salary Rate Limitation (Dec 2015)
352.233‑71	Litigation and Claims (Dec 2015) [references to the “Government” and the “Contracting Officer” remain unchanged]

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Additional Clauses Included in Full Text

The following additional clauses are included in this Agreement in full text, unless otherwise indicated below. The interpretive guidelines set forth above do not apply to each of the clauses included below.

1.

EXCLUDED STATUS.  Pursuant to FAR 52.209‑6, Service Provider represents that, as of the date of the effective date of the Agreement, neither Service Provider or its subcontractor(s), nor any of Service Provider’s or its subcontractor’s respective principals, are debarred, suspended, or proposed for debarment by the U.S. Government.  Service Provider must confirm this representation on the effective date of this Agreement if the effective date of this Agreement occurs after the date on which Service Provider executes this Agreement.

2.

PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS.  Pursuant to FAR 52.203‑11 and FAR 52.203‑12, Service Provider hereby certifies to the best of its knowledge and belief that no Federal appropriated funds have been or will be paid to any person influencing or attempting to influence an officer or employee of any U.S. agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on its behalf in connection with the awarding of this Agreement.  Service Provider will provide PARATEK with a completed copy of OMB Standard Form LLL, Disclosure of Lobbying Activities, if any registrants under the Lobbying Disclosure Act of 1995 have made lobbying contact on behalf of Service Provider with respect to this Agreement.

3.	REPORTING EXECUTIVE COMPENSATION AND AWARD. Reserved
4.

NON‑DISCRIMINATION AND OTHER LABOR REQUIREMENTS.  Service Provider and PARATEK will abide by the requirements of 41 C.F.R. §§ 60‑1.4, 60‑1.7, 60‑1.35(c), 60‑ 300.5(a), 60‑741.5(a), and 29 C.F.R. part 471, Appendix A to Subpart A, as updated from time to time.  Among other requirements, these regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin.  Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability, or veteran status.

5.

PROVISION OF INFORMATION TO THE U.S. GOVERNMENT.  Service Provider acknowledges and agrees that information that Service Provider shares with PARATEK may be shared with the U.S. Government in connection with PARATEK’s performance of its agreement(s) with the U.S. Government.  When appropriate, Service Provider may request that PARATEK provide specific information to the U.S. Government with restrictions on further disclosure of the information.  PARATEK will not be responsible for any unauthorized use or disclosure of information by the U.S. Government or its agents or contractors.

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6.

CONFIDENTIAL TREATMENT OF SENSITIVE INFORMATION.  Notwithstanding any other provision in this Agreement, Service Provider will, to the extent permitted by law, guarantee strict confidentiality of sensitive/confidential information that is provided by PARATEK from the U.S. Government during performance of the Agreement, including without limitation details about locations associated with the U.S. Government’s Strategic National Stockpile.  PARATEK will identify such information to Service Provider upon disclosure.  Service Provider may only disclose confidential/sensitive information, in whole or in part, with PARATEK’s express prior written consent.  Whenever Service Provider is unsure as to the status of information shared under this Agreement, Service Provider will seek and follow written guidance from PARATEK.

7.

FINANCIAL CONFLICTS OF INTEREST.  The Service Provider shall comply with requirements set forth in 45 C.F.R. Part 94 regarding financial conflicts of interest.  Unless otherwise agreed with PARATEK, the Service Provider and its agents and employees will follow PARATEK’s conflict of interest policy under 45 C.F.R. Part 94.  If PARATEK and the Service Provider agree that the Service Provider and its agents and employees will follow the Service Provider’s conflict of interest policy under 45 C.F.R. Part 94, the Service Provider hereby certifies that its conflict of interest policy complies with 45 C.F.R. Part 94.  The Service Provider will submit all required reports to PARATEK at least fifteen calendar days before each report is due to the U.S. Government.  The Service Provider understands and agrees, and will ensure that its employees and agents understand and agree, that all information submitted pursuant to this provision may be disclosed to the U.S. Government.  This provision only applies if the Agreement involves research, including, without limitation, nonclinical research.

8.

PUBLICATIONS AND PRESS RELEASES.  Service Provider must obtain PARATEK’s approval before publicly disclosing any publication or press release relating to this Agreement or Service Provider’s performance under this Agreement.

9.

U.S. GOVERNMENT REPORTING.  No confidentiality provision included in this Agreement may be construed to prohibit or otherwise restrict Service Provider, as a subcontractor of PARATEK under a U.S. Government contract, from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of the federal department or agency authorized to receive such information under the procurement involving the applicable PARATEK agreement(s) with the U.S. Government.

10.

U.S. GOVERNMENT SITE VISITS, AUDITS, INSPECTIONS, AND COMMUNICATIONS.  At the U.S. Government’s request, PARATEK and the U.S. Government together will have the right to conduct site visits, audits, and inspections at Service Provider’s facilities relating to PARATEK’s performance of this Agreement, including for the purpose of inventorying, with 24 hours’ advance notice or without notice with respect to timesensitive or critical circumstances.  If PARATEK or the U.S. Government identifies any issues during the visit, Service Provider will prepare a report describing the issues and identifying potential solutions.  Service Provider will provide the report to PARATEK for review within seven business days of being notified of any issues.

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Once corrective action is taken in consultation with PARATEK, Service Provider will provide PARATEK with a follow‑up report within seven business days.

To the extent permitted by law, Service Provider will also provide PARATEK with notice within 24 hours of any arrival of U.S. Government personnel to conduct site visits or audits at Service Provider’s facility that could cover work performed under this Agreement.  Service Provider will also provide PARATEK with a plan for addressing any areas of non‑conformance with regulatory requirements identified in such a site visit or audit, as well as a complete copy of any Form 483 provided to Service Provider by the U.S. Food and Drug Administration in connection with such a site visit or audit.  Service Provider will permit U.S. Government representatives identified by PARATEK to be present at the final debrief associated with such a site visit or audit.

Service Provider will provide its standard operating procedures relating to performance of this Agreement directly to the U.S. Government upon the U.S. Government’s request.  Service Provider will also provide PARATEK with copies of any correspondence between Service Provider and the U.S. Food and Drug Administration relating to performance under this Agreement within eighteen hours of receipt.

Service Provider will provide PARATEK with monthly inventory reports identifying products under its control using a template to be provided by PARATEK.

11.

PRIME CONTRACT AND QUALITY AGREEMENT.  Service Provider will negotiate with PARATEK in good faith to make any revisions to this Agreement that may be necessary based on future modifications to the applicable PARATEK agreement(s) with the U.S. Government or any quality agreement negotiated between PARATEK and the U.S. Government.

12.

PRICING.  Service Provider shall not under any circumstances bill PARATEK on an actual cost‑plus‑percentage‑of‑cost basis.  Notwithstanding Service Provider’s standard pricing and billing practices, Service Provider shall also not charge PARATEK any premium for overtime.  Service Provider shall ensure that no individual salary that exceeds the cap identified in HHSAR 352.231‑70 is charged to PARATEK or used by Service Provider to price services provided under this Agreement.

13.

U.S. GOVERNMENT DISPUTES.  Any dispute between Service Provider and PARATEK arising from the U.S. Government’s actions under the applicable PARATEK agreement(s) with the U.S. Government, and for which PARATEK has recourse against the U.S. Government, will be resolved as follows notwithstanding any other dispute provisions in this Agreement:

a.

Service Provider shall notify PARATEK of the dispute as soon as practicable, but in no event more than six months after Service Provider knew or should have known of the facts giving rise to such a dispute.  Service Provider shall provide in the notice a written justification for and evidence supporting its position in the dispute and certify that it has a good faith basis to take this position.

b.	Upon receiving a timely and complete notice from Service Provider, PARATEK will pursue relief under the Disputes clause in the applicable PARATEK

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agreement(s) with the U.S. Government by submitting a sponsored claim to the relevant U.S. Government contracting officer(s).
c.

If Service Provider deems the contracting officer’s final decision in response to the sponsored claim to have an adverse effect on Service Provider’s position or rights, Service Provider and PARATEK will jointly determine in good faith whether to appeal the contracting officer’s final decision to the appropriate Board of Contract Appeals, the U.S. Court of Federal Claims, or any other forum that has jurisdiction over the contracting officer’s final decision.  If Service Provider and PARATEK jointly agree to pursue such an appeal, Service Provider will be responsible for pursuing the appeal through PARATEK’s filings and will bear all expenses, including attorneys’ fees, arising from the appeal.

d.

(d)PARATEK will transfer any amounts that it receives in a dispute with the U.S. Government to Service Provider to the extent that such amounts reflect recovery for any portion of a claim representing Service Provider’s damages.  PARATEK’s payment of such amounts will constitute complete satisfaction of any liability that PARATEK may have to Service Provider under this Agreement in connection with such a claim.  PARATEK will also have no liability to Service Provider in connection with a claim brought under this Section to the extent that the U.S. Government issues a final decision denying such a claim after the decision is no longer appealable.  In addition, PARATEK will have no liability to Service Provider with respect to any dispute that Service Provider fails to timely raise under this Section, except to the extent that PARATEK expressly agrees in writing to waive an applicable timeline.

14.

NO SUPPORT OF TERRORISM.  Service Provider acknowledges that U.S. executive orders and laws, including but not limited to Executive Order 13224 and Public Law 107‑56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism.  It is the legal responsibility of Service Provider to ensure compliance with these executive orders and laws.  This clause must be included in all subcontracts under this Agreement.

15.

SECURITY INCIDENTS.  Service Provider will provide PARATEK with notice within 24 hours of any security incident—including violation of Service Provider’s established security standards, compromise, intrusion, loss of or interference with security processes and procedures, and the loss or theft of PARATEK or U.S. Government property—relating to the work performed under this Agreement.  Service Provider shall ensure that all software components that are not required for the operation and maintenance of the database/control system have been removed and/or disabled in such an event.  Service Provider shall provide PARATEK with information appropriate to information and information technology software and service updates and/or workarounds to mitigate all vulnerabilities associated with the data associated with an incident and shall maintain an adequate level of system security.  Service Provider will investigate security incidents to determine their cause, the extent, loss or compromise of sensitive program information, and corrective actions taken to prevent future incidents.  The U.S. Government may direct that this Agreement be terminated in response to a severe security incident in which case

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PARATEK will be authorized to immediately terminate this Agreement and Service Provider will be solely entitled to receive an amount that it would be entitled to receive under FAR 52.249‑2 if this Agreement were a prime contract with the U.S. Government.

16.	PERFORMANCE OUTSIDE THE UNITED STATES. Service Provider will not perform work under this Agreement outside the United States without PARATEK’s express prior written consent.
17.	FOREIGN TRANSFERS.
a.	Definition.

FOREIGN FIRM OR INSTITUTION:  A firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions.  The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions, or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

b.	Export Controls.

Service Provider agrees to comply with all applicable laws regarding export controls and not to export any products or associated technical data covered by this Agreement to any U.S. embargoed countries.

c.	Transfer of Products and Associated Technical Data.

Service Provider shall provide notice to PARATEK within two business days of a proposed transfer of control of products or associated technical data covered by this Agreement to a Foreign Firm or Institution.  Service Provider shall not complete such a transfer without the express prior written consent of PARATEK.  PARATEK may terminate this agreement for default in the event that such a transfer takes place without PARATEK’s consent.

d.	Lower Tier Agreements.

Service Provider shall include this Section, suitably modified to identify the parties, in all subcontracts or lower‑tier agreements under this Agreement, regardless of tier.

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